Exhibit 10(m)(m)

[Letter from Carly Fiorina to Peter Blackmore, Jeff Clarke, Bob Napier, Shane Robison, Mike Winkler and others.]

Hewlett-Packard Company 3000 Hanover Street Palo Alto, CA 94304-1112 www.hp.com

Carly Fiorina	6 March 2003
Chairman and CEO
«first_name» «last_name»
«title»

Dear «first_name»:

We are fast approaching the first anniversary of the merger, and I believe we have forged the right strategy for success as we move the new company forward.  We have accomplished so much over these past months.  Our management team has demonstrated great strength and ability despite incredible pressures and, at times, not a small dose of adversity.  I am glad that you are on the team and I value your leadership and look forward to your many contributions as we make HP the best company in the world.

As you know, if you remain employed through the merger anniversary date, you will receive the second retention payment under your executive severance/retention agreement dated September 17, 2001 (the “Agreement”).  Once that payment is made, you will have received essentially the same amount you would have been eligible for as severance had you incurred a Qualifying Termination under the Agreement — three times the sum of your base and target annual bonus.  That being the case, the Agreement will not be renewed; however, subject to the approval of the Human Resources and Compensation Committee of the HP Board of Directors, the severance provisions of the Agreement other than those regarding the cash Separation Payment will be extended through September 4, 2003 and, for purposes of the special stock option treatment providing for full vesting of any unvested options granted prior to May 3, 2002 and three years (but in no event longer than the original life of the option) to exercise those options (the “Special Stock Option Treatment”) only, through October 31, 2003.  The extension through September 4, 2003 will include the severance benefits other than the Separation Payment that would have otherwise only been available to you in the event of a Qualifying Termination occurring within one year of a Change in Control (both as defined in the Agreement).  In other words, should you incur a Qualifying Termination prior to September 4, 2003, you will not be eligible for any additional cash separation payment under the Agreement, but you will be eligible for the health benefit continuation, the Prorated Annual Incentive payment, reimbursement of reasonable legal fees, reimbursement for financial counseling services, outplacement assistance, gross-up for certain excise taxes, and the Special Stock Option Treatment all as provided for under the original terms of the Agreement for a Qualifying Termination occurring within one year of a Change in Control.  Should you incur a Qualifying Termination between September 4, 2003 and October 31, 2003, you will be eligible for the Special Stock Option Treatment.

Thank you for your leadership for this critical period, and I look forward to continue having you on the team as we face the many challenges still ahead of us.  Please indicate your understanding and acceptance of these terms by signing and dating this document where indicated below and returning the original to James Otieno in Palo Alto, building 20A, mail stop 1025.  In addition, if you have any questions please give

Hewlett-Packard Company 3000 Hanover Street Palo Alto, CA 94304-1112 www.hp.com

6 March 2003

James a call at 650-857-8961.   We anticipate the review and approval of the HR & Compensation Committee of the Board to take place on March 20th.

Sincerely,

Carly Fiorina

Chairman and Chief Executive Officer

I have read, understand, and agree to the above terms and conditions.  Further, I agree that the above terms and conditions coupled with my executive severance and retention agreement dated September 17, 2003 (as modified by the above) constitute our entire understanding and supersede any prior agreements or understandings whether written or oral.

Signature

Date